EXHIBIT 99.1

SCHOOL SPECIALTY, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

FISCAL YEARS ENDED APRIL 29, 2006, APRIL 28, 2007 AND APRIL 26, 2008

Description	Date	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period	Date
Allowance for doubtful accounts	April 30, 2005	4,065,000	1,243,000	583,000	(a)	(2,011,000	) (b)	3,880,000	April 29, 2006
	April 29, 2006	3,880,000	1,270,000	—		(349,000)		4,801,000	April 28, 2007
	April 28, 2007	4,801,000	1,101,000	(926,000	) (c)	(741,000)		4,235,000	April 26, 2008

Restructuring reserve	April 30, 2005	—	4,002,000	—		(1,673,000)		2,329,000	April 29, 2006
	April 29, 2006	2,329,000	590,000	—		(2,694,000)		225,000	April 28, 2007
	April 28, 2007	225,000	—	—		(225,000)		—	April 28, 2008

(a)	Allowance for doubtful accounts acquired in purchase acquisitions.
(b)	Represents write-offs of uncollectable accounts receivable offset by recoveries of previously written-off accounts receivable.
(c)	Represents the allowance for doubtful accounts reduced as a result of the disposal of the School Specialty Media business unit.